EXHIBIT 10.15
                                ALAMO GROUP INC.
                             401(K) RESTORATION PLAN

        1. PURPOSE AND EFFECTIVE DATE. This 401(k) Restoration Plan (the "Plan") has been adopted by the Compensation/Nomination Committee of the Board of Directors of Alamo Group Inc., a Delaware corporation (the "Company"), effective as of December 9, 1997. The purpose of the Plan is to provide certain supplemental deferred compensation benefits to a select group of management and highly compensated employees of the Company and its Affiliates.

        2. DEFINITIONS. As used in this Plan document, the following terms have the following meanings:

               (a) "Account" means the record maintained by the Company in accordance with Section 4 for each Participant to determine the value of such Participant's interest in the Plan.

               (b) "Affiliate" means any trade or business (whether or not incorporated) that is controlled by, controlling of or under common control with the Company.

               (c) "Beneficiary" means the person or entity designated by a Participant as his death beneficiary under the 401(k) Plan.

               (d)    "Board" means the Board of Directors of the Company.

               (e) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

               (f)"Committee" means the Compensation/Nomination Committee of the Board.

               (g) "Compensation" means an Employee's compensation, including salary and bonus, from the Company and all Affiliates for a Plan Year as reported on Form W-2, excluding any amounts attributable to (i) reimbursements and other expense allowances, (ii) fringe benefits including but not limited to employer provided automobiles and automobile allowances, club memberships and taxable life insurance coverage, (iii) moving expenses, (iv) welfare benefits,
(v) taxable income resulting from the receipt, vesting or exercise of stock options, restricted stock and other equity-based benefits and (vi) payments of benefits under this Plan.

               (h) "Disability" means a medically determinable physical or mental impairment of a permanent nature which prevents an Employee from performing his customary employment duties.

               (i) "Employee" means a management or highly compensated employee of the Company or any Affiliate who is a participant in the 401(k) Plan.

               (j) "401(k) Plan" means the Alamo Group (USA) Inc. 401K Retirement and Savings Plan, as amended and in effect from time to time.

               (k) "Matching Contributions" mean the employer matching contributions payable with respect to a Plan Year under the 401(k) Plan.

               (l) "Participant" means an Employee who has been selected to participate in the Plan in accordance with Section 3.

               (m) "Plan Year" means the 12-month period specified as the "Plan Year" in the 401(k) Plan.

        3. ELIGIBILITY TO PARTICIPATE. The Committee, in its sole discretion, may designate any Employee as a Participant, and such Employee will begin participating in the Plan as of the date specified by the Committee. Such Employee will remain a Participant for purposes of Sections 4(b) and 4(c) until the date, if any, specified by the Committee and for all other purposes until the date on which he receives and/or forfeits his entire Account balance.

        4.     PLAN BENEFITS.

               (a) ESTABLISHMENT OF ACCOUNTS. The Company, through its accounting records, will establish an Account for each Participant. The Company will clearly segregate each such Account and will maintain a separate and distinct record of the amounts credited to, forfeited under and distributed from the Account.

               (b) DETERMINATION OF BENEFITS FOR PLAN YEARS BEGINNING AFTER 1997 AND CREDITING OF SUCH BENEFITS TO PARTICIPANTS' ACCOUNTS. As of the last day of each Plan Year beginning after 1997, the Company will credit to the Account of each Employee who is a Participant for such Plan Year an amount equal to the difference between:

                      (i)the amount of the Matching Contributions that could have been allocated to the Participant under the 401(k) Plan for such Plan Year, determined based on his total Compensation and without regard to the limitations on contributions and benefits under Sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Code; and

                      (ii) the amount of any Matching Contributions actually allocated to the Participant under the 401(k) Plan for such Plan Year. Such amount will be credited to the Participant's Account as of the last day of such Plan Year.

               (c) DETERMINATION OF BENEFITS FOR PLAN YEARS BEGINNING AFTER 1988 AND BEFORE 1998 AND CREDITING OF SUCH BENEFITS TO PARTICIPANTS' ACCOUNTS. As of the last day of each Plan Year beginning after 1988 and before 1998, the Company will credit to the Account of each Employee who is a Participant for such Plan Year an amount equal to the difference between:

                      (i) the amount of the Matching Contributions that could have been allocated to the Participant under the 401(k) Plan for such Plan Year, determined based on his total Compensation and without regard to the limitations on contributions and benefits under Sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Code; and

                      (ii) the amount of any Matching Contributions actually allocated to the Participant under the 401(k) Plan for such Plan Year. Any such amounts will be credited to the Participant's Account as of the last day of the applicable Plan Year, and each amount so credited will also be credited with interest at the rate of 8% per annum (compounded annually) from such date until December 31, 1997.

        5. VESTING. Subject to the rights of general creditors as set forth in
Section 7 and the right of the Company to discontinue the Plan as provided in
Section 11, a Participant's interest in any amounts credited to his Account as of December 31, 1997 will become vested and distributable on March 5, 1998; thereafter, a Participant's interest in any amounts credited to his Account as of the last day of a Plan Year will become vested and distributable on February 15th of the immediately following Plan Year. If a Participant terminates employment with the Company and all Affiliates for any reason other than death, Disability or retirement prior to the date on which his interest in an amount credited to his Account becomes vested, the Participant will forfeit his entire interest in such amount.

        6. FORM AND COMMENCEMENT OF BENEFITS. Any vested amounts credited to a Participant's Account on February 15, 1998 will be distributed to the Participant (or, in the event of his death, to his Beneficiary) in a single lump sum payment, less any withholding required under Section 8, as soon as reasonably practicable following such date. Any vested amounts credited to a Participant's Account on any subsequent February 15th will be distributed to the Participant (or, in the event of his death, to his Beneficiary) in a single lump sum payment, less any withholding required under Section 8, as soon as reasonably practicable following such date.

        7. FUNDING OF BENEFITS. The Plan will be unfunded and each Participant will have the status of a general unsecured creditor with respect to the Company's obligation to make payments under this Plan. All benefits payable under the Plan will be paid from the Company's general assets, and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of a Participant.

        8. WITHHOLDING OF TAXES. The Company will withhold from all distributions made hereunder any taxes required to be withheld from such distributions under any applicable federal, state or local law.

        9. ADMINISTRATION OF THE PLAN. The Committee will administer the Plan. The Committee will keep a written record of its action and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan. The Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. The powers and duties of the Committee will include, without limitation, the following: (a) selecting Participants and resolving all questions relating to the eligibility of an Employee to become a Participant; (b) determining the amount of benefits payable to Participants; (c) authorizing and directing the Company with respect to the payment of benefits under the Plan; (d) construing and interpreting the Plan whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan; and (e) compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan.

               Any action taken or determination made by the Committee will, except as otherwise provided in Section 10 below, be conclusive on all parties. No member of the Committee may vote on any matter relating specifically to such member. In the event that a majority of the members of the Committee will be specifically affected by any action proposed to be taken (as opposed to being affected in the same manner as each other Participant in the Plan), such action will be taken by the Board.

               Notwithstanding the foregoing, the Committee may delegate to one or more persons or entities any or all of the responsibilities, duties or powers of the Committee under this Plan.

        10.    CLAIMS PROCEDURE.

               (a) If a Participant or Beneficiary (a "Claimant") does not receive the timely payment of any benefits which the Claimant believes are due under the Plan, the Claimant may make a claim for benefits in the manner hereinafter provided. All claims for benefits under the Plan must be made in writing and must be signed by the Claimant. Claims will be submitted to a representative designated by the Committee and hereinafter referred to as the "Claims Coordinator." Each claim hereunder will be acted on and approved or disapproved by the Claims Coordinator within 60 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

               If the Claims Coordinator denies a claim for benefits in whole or in part, the Claims Coordinator will notify the Claimant in writing of the denial of the claim and notify the Claimant of his right to a review of the Claims Coordinator's decision by the Committee. Such notice by the Claims Coordinator will also set forth a description of any additional information necessary to perfect the claim with an explanation of the Plan's appeals procedure as set forth in this Section. If no action is taken by the Claims Coordinator on an Claimant's claim within 60 days after receipt by the Claims Coordinator, such claim will be deemed to be denied for purposes of the following appeals procedure.

               (b) Any Claimant whose claim for benefits is denied in whole or in part may appeal for a review of the decision by the Committee. Such appeal must be made within three months after the Claimant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must (i) request a review by the Committee of the claim for benefits under the Plan, (ii) set forth all of the grounds upon which the Claimant's request for review is based and any facts in support thereof, and (iii) set forth any issues or comments which the Claimant deems pertinent to the appeal.

               The Committee will act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision will be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee. The Committee will make a full and fair review of each appeal and any written materials submitted by the Claimant in connection therewith. On the basis of its review, the Committee will make an independent determination of the Claimant's eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits will be final and conclusive upon all parties thereto. If the Committee denies an appeal in whole or in part, the Committee will give written notice of the decision to the Claimant, which notice will set forth the specific reasons for such denial and make specific reference to the pertinent provisions of the Plan on which the Committee's decision is based.

        11.    MISCELLANEOUS.

               (a) Nothing in the Plan will confer upon a Participant the right to continue in the employ of the Company or any Affiliate or will limit or restrict the right of the Company or any Affiliate to terminate the employment of a Participant at any time with or without cause.

               (b) No right or benefit under the Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities or torts of a Participant. In addition, none of the rights of a Participant are transferable by inter vivos gift or testamentary disposition.

               (c) The Plan may be amended or terminated at any time by written action or resolution of the Board; provided, however, that no such amendment or termination will have the effect of decreasing any benefits that a Participant has already accrued under the Plan.

               (d) If any benefit payment hereunder becomes payable to a Participant determined by the Committee to be under any legal incapacity, payment under this Plan will be made instead to the guardian or legal representative of such person and such payment will constitute a full and complete discharge of all obligations under this Plan to the Participant.

               (e) If multiple claims are received by the Committee with respect to any benefits payable under this Plan, payment by the Committee to such person or persons as the Committee determines to be entitled to receive such payment will constitute a full and complete discharge of all obligations under this Plan with respect to such payment. Benefit payments under this Plan may be suspended by the Committee pending resolution of multiple claims to the satisfaction of the Committee.

               (f) If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

               (g) Except where the context clearly indicates otherwise, masculine terms will include feminine and neuter terms, and singular terms will include plural terms.

               (h) The Plan will be construed and governed in all respects in accordance with the law of the State of Texas.

               Executed at Seguin, Texas this ___ day of __________, 1998.

                                                   ALAMO GROUP INC.

                                                   By: ______________________